THOMAS JOHNSON APPOINTED CHIEF FINANCIAL
                      OFFICER OF MOVIE GALLERY

DOTHAN, Ala., March 1, 2007-- Movie Gallery, Inc. (Nasdaq: MOVI) today announced that it has appointed Thomas D. Johnson as Executive Vice President and Chief Financial Officer, effective immediately. Mr. Johnson has been serving as Movie Gallery's Interim CFO since June 2006 in addition to fulfilling his responsibilities as Senior Vice President
- Corporate Finance and Business Development. With this promotion, Mr. Johnson will oversee Movie Gallery's finance department and will continue to manage the Company's financial objectives and business development efforts.

"Thomas' strong finance background and extensive knowledge of Movie Gallery's business make him the best candidate to serve as our CFO," said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery. "He has been instrumental in improving the Company's financial flexibility and positioning Movie Gallery to deliver renewed growth and profitability for our shareholders. I appreciate the outstanding contributions Thomas has made to our Company and it is my pleasure to congratulate him on this well-deserved promotion."

Mr. Johnson, age 43, has nearly twenty years of finance and business leadership experience. He joined Movie Gallery in April 2004 from Russell Corporation where he led the company's investor relations program. Prior to Russell, Mr. Johnson directed investor relations for Wolverine Tube, Inc., Blount International, Inc. and KinderCare Learning Centers, Inc. In addition to his investor relations responsibilities, Mr. Johnson was the assistant treasurer at Wolverine Tube and Director of Marketing and Director of Financial Planning and Analysis at KinderCare. Earlier in his career Mr. Johnson spent four years as a securities analyst with the Alabama Securities Commission. He holds a MBA from the University of Alabama and a B.S. degree in Business Administration from Auburn University at Montgomery.

About Movie Gallery
The Company is the second largest North American video rental company with over 4,600 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. The Game Crazy brand represents 633 in-store departments and 17 free-standing stores serving the game market in urban locations across the Untied States. Since Movie Gallery's initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended
January 1, 2006 and subsequently filed quarterly reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Analysts and Investors: Michelle K. Lewis, Movie Gallery, Inc.,
503-570-1950

Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher,
212-355-4449
ext. 127